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                                                                    EXHIBIT 99.2

                  CONSENT OF U.S. BANCORP PIPER JAFFRAY INC.

   We consent to the inclusion in this Registration Statement on Form S-4 of Global Sports, Inc. ("Global Sports") covering the securities of Global Sports to be issued in connection with the acquisition of Ashford.com, Inc. ("Ashford"), and in the related prospectus/proxy statement, of our opinion, dated September 12, 2001, appearing as Annex C to such prospectus/proxy statement, and to the references to such opinion and our firm name in the prospectus/proxy statement under the headings "Summary--Opinion of Ashford's Financial Advisor," "The Merger--Background of Merger," "The Merger--Ashford's Reasons for the Merger and Recommendation of Ashford's Board of Directors," and "The Merger--Opinion of Ashford's Financial Advisor." In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended (the "Securities Act"), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement within the meaning of the term ''experts" as used in the Securities Act of the rules and regulations promulgated thereunder.

/s/ U.S. BANCORP PIPER JAFFRAY INC.

U.S. Bancorp Piper Jaffray Inc.
Minneapolis, Minnesota

Dated: October 5, 2001